Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority	203-222-9013
720-475-2293

SPORTS AUTHORITY ANNOUNCES THIRD QUARTER 2004 RESULTS

Englewood, CO, November 23, 2004 – The Sports Authority, Inc. (NYSE:TSA), today announced results for its third fiscal quarter ended October 30, 2004.

•                  Diluted EPS of $0.03, excluding merger integration costs.

•                  Loss of $0.09 per share, including merger integration costs.

On August 4, 2003, Gart Sports Company and The Sports Authority, Inc. (TSA) announced that they had completed a merger of equals. The results of both the third quarter of 2004 and 2003 represent the performance of the merged company.  The results of the nine months ended October 30, 2004 represent the performance of the merged company while the results for the nine months ended November 1, 2003 represent the merged company for the third quarter and stand-alone results for Gart Sports Company for the first six months.

Net loss for the third quarter was $2.2 million, or $0.09 per diluted share, including the effect of after-tax merger integration costs of $2.9 million, or $0.11 per diluted share compared with a net loss of $0.31 per diluted share in the prior year’s third quarter, which included the effect of after-tax merger integration costs of $12.0 million, or $0.49 per diluted share.  Excluding merger integration costs, net income for the third quarter was $0.7 million, or $0.03 per diluted share, compared with net income of $4.4 million, or $0.17 per diluted share, in the prior year’s third quarter.

Total sales for the third quarter were $545.0 million compared with $552.5 million in the prior year’s third quarter.  Third quarter comparable store sales for the company decreased 1.9% from last year’s results.

Net income for the 39 weeks ended October 30, 2004, was $8.6 million, or $0.33 per diluted share, including the effect of after-tax merger integration costs of $13.3 million, or $0.50 per diluted share, compared with $0.10 per diluted share in the prior year’s comparable period, which included the effect of after-tax merger integration costs of $13.0 million, or $0.76 per diluted share, and included income related to non-recurring events and a related tax benefit of $1.9 million, or $0.11 per diluted share.  Excluding these items, diluted earnings per share for the 39 weeks ended October 30, 2004 was $0.83 compared with $0.75 per fully diluted share in the prior year’s comparable period. Pro forma combined earnings for the prior year’s comparable period were $0.50 per diluted share.  Pro forma amounts are computed as if TSA had been acquired at the beginning of the prior year period and exclude merger integration costs and other non-recurring items.

Total sales for the 39 weeks ended October 30, 2004 were $1.7 billion compared with $1.0 billion in the prior year’s comparable period. Year-to-date comparable store sales for the combined company decreased 1.9% from last year’s combined company results.

The Company opened 7 stores and closed 3 stores during the quarter to arrive at a total of 390 stores as of October 30, 2004.

Doug Morton, Chairman and Chief Executive Officer of the Sports Authority, stated, “We are pleased with our ability to achieve results within our previous guidance range, despite the impact of four hurricanes in the Southeast which affected a significant number of stores during the quarter. Our store remodel program continues to meet expectations, our fitness business has improved and our statement shoe walls continue to drive comps and margin expansion in our footwear category. As we head into the holiday selling season we believe that we are well positioned from a merchandising perspective and we are encouraged by the initial trends of our expanded winter sports offerings in the TSA stores.”

Mr. Morton concluded, “We are also very excited to have David Campisi on board as President of Merchandising. David’s many years of experience with a number of premier retailers and his strong reputation in the marketplace will be an invaluable asset to the Company.”

For the fourth quarter of fiscal 2004, the Company is confirming its forecast of flat comparable store sales, net income of approximately $28.5 million, and diluted EPS of $1.08 based on 26.4 million diluted shares outstanding in the quarter.

For fiscal year 2004, the Company expects to report net income of approximately $50.6 million, and diluted EPS of $1.91, based on an estimated 26.5 million diluted shares outstanding.  All earnings estimates are exclusive of merger integration costs. The Company currently expects to open 22 new stores during the year and expects to close up to a total of 12 stores. The number of stores in operation at the end of fiscal 2004 is expected to be 394 representing 16.5 million square feet.

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and certain other non-recurring costs and income we believe appropriate to enhance an overall understanding of our financial performance (see income statement tables following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results.  Also, we have disclosed pro forma combined results for the 39 weeks ended November 1, 2003 to provide an additional basis for comparison of our results for the 39 weeks ended October 30, 2004. These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

As disclosed above in this release, none of the forecasted pro forma diluted earnings per share amounts include merger integration costs. We believe that we will not incur additional merger integration costs subsequent to the fiscal period ended October 30, 2004.  A reconciliation of the forecasted pro forma diluted earnings per share amounts, for the periods described above, to the most comparable financial measure calculated in accordance with GAAP, diluted earnings per share including tax effected merger integration costs is presented below.

Guidance for the 2004 Fourth Quarter ending January 29, 2005:

Diluted EPS before merger integration expenses	$1.08
Per share merger integration expenses, tax effected	$0.00
Diluted EPS	$1.08

Guidance for the 2004 Fiscal year ending January 29, 2005:

Diluted EPS before merger integration expenses	$1.91
Per share merger integration expenses, tax effected	$0.50
Diluted EPS	$1.41

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of October 30, 2004 The Sports Authority operated 390 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates “The Sports Authority” stores in Japan under a licensing agreement.

(tables to follow)

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart’s and The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of Gart and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies’ specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. There can be no assurance that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized. The companies assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	October 30, 2004	November 1, 2003	October 30, 2004	November 1, 2003
Net sales	$545,041	$552,534	$1,722,107	$1,048,480
Cost of goods sold, buying, and occupancy	398,306	405,818	1,248,231	773,484
Gross profit	146,735	146,716	473,876	274,996
Gross profit %	26.9%	26.6%	27.5%	26.2%
Operating expenses:
Selling, general and administrative expenses	139,344	135,610	422,208	247,315
Selling, general and administrative expenses %	25.6%	24.5%	24.5%	23.6%
Integration costs	4,774	19,677	21,750	21,354
Store pre-opening expenses	1,075	426	2,461	996
Operating income	1,542	(8,997)	27,457	5,331
Non-operating income (expense):
Interest	(5,522)	(3,855)	(14,648)	(8,005)
Other income	341	309	1,284	2,828
Income before income taxes	(3,639)	(12,543)	14,093	154
Income tax expense	1,419	4,892	(5,497)	1,643
Net income	$(2,220)	$(7,651)	$8,596	$1,797
Earnings per share:
Basic	$(0.09)	$(0.31)	$0.34	$0.11
Diluted	$(0.09)	$(0.31)	$0.33	$0.10
Basic weighted average shares outstanding	25,821,965	24,408,686	25,639,714	16,059,729
Diluted weighted average shares outstanding	25,821,965	24,408,686	26,375,278	17,189,259

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

Results of operations for the 13 and 39 weeks ended October 30, 2004 and November 1, 2003 include merger integration costs and/or non-recurring settlements and associated income tax benefits. In order to present comparable results year over year, the following table provides a reconciliation of GAAP basis net income to pro forma net income excluding these items, and including income tax expense at statutory rates.

Income before income taxes as reported	$(3,639)		$(12,543)		$14,093	$154
Integration costs	4,774		19,677		21,750	21,354
Expected non-recurring settlements included above	—		—		—	(373	)(1)
Pro forma income before income taxes	1,135		7,134		35,843	21,135
Income tax expense at statutory tax rates	(443)		(2,782)		(13,979)	(8,243	)(2)
Pro forma net income	$692		$4,352		$21,864	$12,892
Pro forma earnings per share:
Basic	$0.03		$0.18		$0.85	$0.80
Diluted	$0.03		$0.17		$0.83	$0.75
Basic weighted average shares outstanding	25,821,965		24,408,686		25,639,714	16,059,729
Diluted weighted average shares outstanding	26,301,365	(3)	25,601,815	(3)	26,375,278	17,189,259

(1) Includes a non-recurring expense of $1.5 million, related to the settlement of two wage and hour lawsuits in California and $1.9 million of non-recurring interest income related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of RiteAid Corporation).

(2) Adjusted to exclude a non-recurring tax benefit of $1.7 million related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of Rite Aid Corporation) and to record tax expense at statutory rates.

(3) Includes the dilutive effect of stock options and restricted stock, totaling 479,400 shares and 1,193,129 shares for 2004 and 2003, respectively. The dilutive effect was not included to calculate the loss per share under GAAP, because to do so would be anti-dilutive.

Pro forma combined results for the 39 weeks ended November 1, 2003

	Former Sports Authority 26 weeks ended August 2, 2003	Former Gart Sports 26 weeks ended August 2, 2003	Post-merger Sports Authority 13 weeks ended November 1, 2003	Pro forma combined 39 weeks ended November 1, 2003
Earnings (loss) before income taxes, as reported	$(877)	$12,697	$(12,543)	$(723)

Non-recurring settlements and merger related costs included above	1,458	1,303	19,677	22,438

Pro forma income before income taxes	581	14,000	7,134	21,715
Pro forma income tax expense at statutory tax rates	(224)	(5,424)	(2,782)	(8,430)
Pro forma net income	$357	$8,576	$4,352	$13,285

Pro forma earnings per share:
Basic				$0.52
Diluted				$0.50

Pro forma basic weighted average shares outstanding				25,600,000	(1)
Pro forma diluted weighted average shares outstanding				26,400,000	(1)

(1) Pro forma share amounts are based on the weighted average and diluted weighted average shares outstanding for the 39 weeks ended October 30, 2004.

The Sports Authority, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	October 30, 2004	January 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$24,340	$28,009
Merchandise inventories	855,826	687,215
Other current assets	162,225	165,399
Total current assets	1,042,391	880,623
Property and equipment, net	216,714	186,573
Other long-term assets	289,560	272,360
Total assets	$1,548,665	$1,339,556

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$385,990	$326,198
Other current liabilities	176,353	175,516
Total current liabilities	562,343	501,714
Long-term debt	448,458	317,321
Other long-term liabilities	77,516	81,255
Total liabilities	1,088,317	900,290
Total stockholders’ equity	460,348	439,266
Total liabilities and stockholders’ equity	$1,548,665	$1,339,556